Exhibit (h)(3)

AMERICAN REAL ESTATE INCOME FUND

Selected Dealer Agreement

[Name & address of dealer]

Ladies and Gentlemen:

We, Realty Capital Securities, LLC (“Realty Capital”," we," or "us"), have an agreement (the "Distribution Agreement") with American Real Estate Income Fund (the “Trust”), on behalf of American Real Estate Income Fund (the “Fund”), a series portfolio of the Trust, pursuant to which we act as the principal underwriter and distributor for the sale of shares of the Fund ("Shares"). As such, we have the right to distribute Shares for resale.

The Fund is a non-traded, closed-end, interval investment company registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Shares being offered to the public are registered under the Securities Act of 1933, as amended (the "1933 Act"). The term "Prospectus", as used herein, refers to the prospectus and related statement of additional information (the "Statement of Additional Information") incorporated therein by reference (each as amended or supplemented) on file with the Securities and Exchange Commission ("SEC") at the time in question. This Agreement shall only apply to the Fund and Shares, and does not necessarily apply to all of the funds and shares for which we act as the principal underwriter and distributor.

We understand that you wish to act as a dealer with respect to the Shares. You have represented that you are either (i) a broker-dealer registered with the SEC under the Securities Exchange Act of 1934, as amended, ("1934 Act"), and a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"), or (ii) a "bank" as defined in Section 3(a)(6) of the 1934 Act ("Bank") and are not required to register as a broker-dealer under the 1934 Act, at the time of each transaction subject to this Agreement.

We authorize you, and you hereby agree, to sell or to arrange for the sale of Shares of the Fund upon the following terms and conditions, and you agree to perform certain other services set forth in this Selected Dealer Agreement ("Agreement").

1.	Authorization, Services and Duties.

(a) Purchase order received from you will be accepted through us only at the public offering price per share (i.e., the net asset value per share plus the applicable front-end sales charge, if any) applicable to each order, and all orders for repurchase of any Shares shall be executed at the net asset value per share less any applicable redemption fee, if any, in each case as set forth in the applicable Prospectus.

(b) On or before the settlement date of each purchase order for Shares of the Fund, you shall remit to an account designated by us with the Fund’s Transfer Agent an amount equal to the then current public offering price of the Shares of the Fund without deduction  for any dealer reallowance, if any, with respect to such purchase order as determined by us in accordance with the terms of the Fund’s Prospectus. Your dealer reallowance, if any, shall be payable to you on at least a monthly basis. If payment for any purchase order is not received in accordance with the terms of the Fund’s Prospectus,  we reserve the right,  without notice,  to cancel the sale and to hold you  responsible for any loss sustained as a result thereof.

(c) Sales of Shares by you to the public shall earn a commission amounting to a percentage of the applicable public offering price and which varies with the size and nature of each such purchase. The terms and conditions affecting the applicable public offering prices, including features such as rights of accumulation, letters of intention and net asset value purchases, are described in the current Prospectus. The schedule of commissions generally payable with respect to sales of Shares is stated below. Commission checks for less than $10 will not be issued.

(d) Customers may be entitled to a reduction in sales load on purchases made from the Fund, based on the amount of their investment in the Fund, which utilizes a letter of intent ("Letter of Intent") in accordance with the Fund’s Prospectus.  In such case, the dealer reallowance will be paid based upon the reduced sales load, provided, however, that an adjustment to a higher dealer reallowance will be made in accordance with the Prospectus to reflect the investor’s actual purchases if s/he should fail to fulfill his/her Letter of Intent. The sales load and/or dealer reallowance may be changed at any time in our sole discretion upon written notice to you. The Fund reserves the right to waive sales charges.

(e) The following table shows the amount of the front-end sales load that is re-allowed to dealers as a percentage of the offering price of Shares of the Fund under the terms of the current Prospectus.

Amount of Purchase	Sales Load as % of Public Offering Price	Sales Charge as a % of Net Asset Value	Dealer Reallowance as % of Public Offering Price
Under $25,000	6.0%	6.38%	5.75%
$25,000 to $49,999	5.0%	5.26%	4.75%
$50,000 to $99,999	4.0%	4.17%	3.75%
$100,000 to $249,999	3.0%	3.09%	2.75%
$250,000 to $499,999	2.0%	2.04%	1.75%
$500,000 to $999,999	1.0%	1.01%	0.75%
$1,000,000 and above	0.0%	0.0%	0.0%

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(f) The procedure relating to the handling of orders shall be subject to provisions of this Agreement and instructions that we or the Fund shall forward from time to time to you. All orders are subject to acceptance or rejection by the Fund or us in the sole discretion of either. The minimum initial purchase and the minimum subsequent purchase of any Shares shall be as set forth in the Fund’s Prospectus. You agree to effect all purchase and repurchase orders in the manner and upon the terms described in the Prospectus.

(g) You shall be permitted to accept orders for the purchase of Shares of the Fund on each business day that the New York Stock Exchange ("NYSE") is open for business and the Fund's net asset value is determined ("Business Day"). Instructions received in proper form by you prior to time of acceptance for orders set forth in the applicable Prospectus ("Close of Trading") (generally the close of regular trading on the NYSE, which is generally 4:00 p.m. Eastern Time), and with respect to which you transmit orders to the Fund via the NSCC Fund/SERV system of the National Securities Clearing Corporation (“NSCC”), up to the latest time accepted by Fund/SERV on a given Business Day, will be deemed to have occurred, and will be credited to the respective account, at the per share NAV next calculated after the Close of Trading on that Business Day. You will not transmit orders based on Instructions received from Shareholders after the Close of Trading for that Business Day's NAV.

(h) Solely for the limited purpose of receiving orders for Shares of the Fund by customers prior to the Close of Trading on a Business Day and communicating such orders after the Close of Trading on such Business Day, you will be deemed to act as agent of the Fund. Each communication of orders by you shall constitute a representation that such orders were received by us prior to the calculation of net asset value, as described in the applicable Prospectus on the Business Day on which the order is priced. You represent and warrant that your internal systems for processing and transmitting orders are suitably designed to prevent orders received at or after the Close of Trading from being aggregated with orders received before the Close of Trading.

(i) The offering price ("Offering Price") of Shares of the Fund shall be the net asset value per share, as set forth in Section 1(g) above, as next determined by the Fund following receipt of an order at your principal office, plus any applicable sales charge.

(j) In all sales to the public you shall act as broker-dealer for your customers or as dealer for your own account, and in no transaction shall you have any authority to act as agent for the Fund, for us or for any other dealer except for the limited purpose of determining the time as of which transactions in Shares are deemed to have been received, and as otherwise provided in this Agreement.

(k) As Dealer of Record, you are responsible for assessing breakpoint availability and disclosing any availability to your customers.

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(l) You shall not place orders for any Shares unless you have already received purchase orders for those Shares at the applicable public offering price and subject to the terms hereof. You agree that you will not offer or sell any Shares except under circumstances that will result in compliance with the applicable Federal and state laws (including, without limitation, applicable provisions of the 1933 Act, 1934 Act, 1940 Act and the rules and regulations of FINRA), any applicable banking laws, the applicable rules and regulations thereunder and the rules and regulations of applicable regulatory agencies or authorities (collectively, "Applicable Law") and that in connection with sales and offers to sell Shares you will furnish to each person to whom any such sale or offer is made, a copy of the Prospectus as and when required under Applicable Laws and, upon request, the Statement of Additional Information, and will not furnish to any person any information relating to Shares which is inconsistent in any respect with the information contained in the Prospectus or Statement of Additional Information (as then amended or supplemented). You shall not furnish or cause to be furnished to any person or display or publish any information or materials relating to the Shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar material), except such information and materials as may be furnished to you by, or on behalf of, us or the Fund, and such other information and materials as may be approved by, or on behalf of, us or the Fund.

(m) If you are a broker-dealer, you are hereby authorized (i) to place orders directly with the Fund or its agent for Shares subject to the applicable terms and conditions governing the placement of orders by us set forth in the Prospectus and (ii) to tender Shares directly to the Fund or its agent for repurchase subject to the applicable terms and conditions governing the repurchase of Shares applicable to us set forth in the Prospectus.

(n) If you are a Bank, with respect to any and all transactions in Shares of the Fund pursuant to this Agreement, it is understood and agreed in each case that unless otherwise agreed to by us in writing: (i) you shall be acting solely as agent for the account of your customer; (ii) each transaction shall be initiated solely upon the order of your customer; (iii) we shall execute transactions only upon receiving instructions from you acting as agent for your customer; (iv) as between you and your customer, your customer will have full beneficial ownership of all Shares; (v) each transaction shall be for the account of your customer and not for your account; and (vi) each order will comply with the applicable terms and conditions governing the placement of orders as set forth in the Prospectus.

(o) You shall not withhold placing orders received from your customers so as to profit yourself as a result of such withholding, e.g., by a change in the "net asset value" from that used in determining the offering price to your customers.

(p) You shall provide ongoing shareholder liaison services to the shareholders of the Fund, including responding to shareholder inquiries, providing shareholders with information on their investments, and any other services now or hereafter deemed to be appropriate subjects for the payment of "service fees" under applicable FINRA rules.

(q) You agree to maintain records sufficient to identify the date and time of receipt of all customer transactions or as otherwise required by Applicable Law. You further agree to make such records available upon request for examination by us, or our designated representative, at the request of the transfer agent or by appropriate governmental authorities. Under no circumstances shall you change, alter or manipulate any customer transactions received by you in good order.

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2.	Settlement and Delivery.

(a) Transactions in the Shares of the Fund may be effected through the Fund/SERV service of the NSCC and, if applicable, account records may be maintained through the networking service of the NSCC, provided that each party hereto will comply with all applicable rules of the NSCC and the schedules thereto. Furthermore, you hereby represent that all of your representations set forth in your agreement with respect to participating in the NSCC network or in any schedules thereto are accurate and true as of the date hereof and will remain accurate and true insofar as the transactions in the Shares of the Fund are effected through the Fund/SERV service of the NSCC and, if applicable, the account records are maintained through the networking service of the NSCC. You will be solely responsible for the accuracy of each instruction through the Fund/SERV and networking services, and the issuance of a Fund/SERV instruction will constitute your representation and warranty to us and the Fund's transfer agent that the instruction is accurate, complete, and issued as duly authorized by the client whose Shares are the subject of the instruction.

(b) You agree that payment for orders from you for the purchase of Shares will be made in accordance with the terms of the Prospectus. On or before the settlement date of each purchase order for Shares, you shall transfer same day funds to an account designated by us with the transfer agent in an amount equal to the public offering price on the date of purchase of the Shares being purchased less your sales concession, if any, with respect to such purchase order determined in accordance with the Prospectus. If payment for any purchase order is not received in accordance with the terms of the Prospectus, we reserve the right, without notice, to cancel the purchase and to hold you responsible for any loss sustained as a result thereof.

(c) Certificates evidencing Shares generally will not be available. Upon payment for Shares in accordance with this paragraph 2, the transfer agent will issue and transmit to you or your customer a confirmation statement evidencing the purchase of such Shares. Any transaction in Shares, including purchases, transfers, redemptions and repurchases, shall be effected and evidenced by book-entry on the records of the transfer agent.

(e) We will not accept any conditional orders for Shares transmitted by you.

(f) We and each Fund reserve the right in our discretion, without notice, to suspend sales or withdraw the offering of any Shares entirely.

(g) In making Shares available to your clients or customers, you agree to comply with all Applicable Law, including the applicable law and regulation of the jurisdictions in which you sell any Shares directly or indirectly.

(h) As a result of the necessity to compute the amount of any applicable redemption charge due with respect to the repurchase of Shares, you may hold Shares of a Fund imposing such a charge in a "street name" account with our consent, and, in such event, you shall be responsible for computation, collection and payment to us of such charges, the application of any discounts, providing lot histories if accounts convert from omnibus to individual accounts, all in accordance with the applicable Prospectus for the Fund. Except as otherwise permitted by us, Shares owned by a shareholder must be in a separate identifiable account for such shareholder.

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3.	Authority With Respect to Offering of Shares.

We shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the continuous offering of Shares. We shall be under no liability to you except for lack of good faith and for obligations expressly assumed by us herein. Nothing contained in this paragraph 3 is intended to operate as, and the provisions of this paragraph 3 shall not in any way whatsoever constitute a waiver by you of compliance with, any provisions of the 1933 Act or of the rules and regulations of the SEC issued thereunder.

4.	Compensation.

(a) We will pay or cause to be paid to you any ongoing shareholder service fees with respect to Shares purchased through you and held by or for your customers at such rates and in such manner as may be agreed to by the parties from time-to-time.

(b) With respect to all Fund accounts for which you are designated a Dealer of Record, you will receive a service fee, payable quarterly, at an annual rate of 0.25% of the average daily net assets of the Fund attributable to such account for which you are designated a Dealer of Record. You hereby authorize us to act as your agent in connection with all transactions in open accounts in which you are designated a Dealer of Record. All designations as Dealer of Record, and all authorizations of us to act as your agent pursuant thereto, shall cease upon termination of this Agreement or upon the investor’s instructions to transfer his/her open account to another Dealer of Record.

(c) In the event we do not receive payment from the Fund under the Plan or as otherwise provided in the Prospectus, or if such Plan is cancelled, terminated or modified, you agree to waive your right to receive compensation until such time, if ever, we receive payment.

(d) You agree that, with respect to the compensation you receive in connection with the offering of Shares or transactions involving Shares (including payments from us or our affiliates), you will make or cause to be made disclosure of such payments in accordance with Applicable Law.

(e) In determining the amount of any sales concession payable to you hereunder, we reserve the right to exclude any sales that we reasonably determine are not made in accordance with the terms of the Prospectus and the provisions of this Agreement. If you provide sub-accounting services, you will provide us with transaction details, invoices for any shareholder servicing fees pursuant to the Fund's then current Plan, and reports detailing any contingent deferred sales charges due to us.

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5.	Representations Concerning the Fund.

No person is authorized to make any representations concerning Shares except those contained in the current Prospectus and Statement of Additional Information and in printed information subsequently issued by us or the Fund as information supplemental to the Prospectus and the Statement of Additional Information. In purchasing or offering Shares pursuant to this Agreement you shall rely solely on the representations contained in the Prospectus, the Statement of Additional Information and the supplemental information above mentioned.

6.	Prospectus and Materials Delivery to Clients.

You agree to deliver to each purchaser making a purchase of Shares from or through you a copy of the Prospectus as required by Applicable Law and, upon request, the Statement of Additional Information. You may instruct the transfer agent to register Shares purchased in your name and account as nominee for your customers. You agree thereafter to deliver to any purchaser whose Shares you or your nominee are holding as record holder as required by Applicable Law copies of the annual and interim reports and proxy solicitation materials and any other information and materials relating to the Fund and prepared by or on behalf of us, the Fund or the investment adviser, custodian, transfer agent or dividend disbursing agent for distribution to beneficial holders of Shares. The Fund shall be responsible for the costs associated with forwarding such reports, materials and other information and shall reimburse you in full for such costs. You further agree to make reasonable efforts to endeavor to obtain proxies from such purchasers whose Shares you or your nominee are holding as record holder. You further agree to obtain from each customer to whom you sell Shares any taxpayer identification number certification required under Section 3406 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, and to provide us or our designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding in accordance with Section 3406 of the Code and the regulations thereunder. Additional copies of the Prospectus, Statement of Additional Information, annual or interim reports, proxy solicitation materials and any such other information and materials relating to the Fund will be supplied to you in reasonable quantities upon request.

7.	Termination, Amendment and Assignment.

(a) This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Fund's Board, by vote of a majority of those members of such Board who are not "interested persons" of the Fund as defined in the 1940 Act, or by vote of a majority of the outstanding voting securities of a Fund on 60 days' written notice to you and us.

(b) We reserve the right to terminate this Agreement at any time without notice if any Shares shall be offered for sale by you at less than the current public offering price determined by, or for the Fund.

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(c) Notwithstanding subparagraphs 7(a), 7(b) and 14(a), however, termination shall not affect any party's obligations hereunder with respect to any transactions or activities occurring prior to the effective time of termination.

(d) Upon termination of this Agreement, ongoing trail commissions and/or shareholder servicing fees shall no longer accrue or be paid to you.

(e) We reserve the right to amend this Agreement in any respect effective on notice to you and your placing of an order after the effective date of any such amendment shall constitute your acceptance thereof. Each notice of amendment required by this paragraph shall be given in writing and delivered personally or mailed by certified mail or overnight courier service or sent by facsimile to the address identified herein or such other address as you may by written notice provide.

(f) This Agreement will terminate automatically, unless amended in accordance with paragraph (e) of this section, in the event of its assignment. Either party hereto may cancel Agreement without penalty upon sixty (60) days’ written notice. This Agreement will terminate automatically with respect to the Fund in the event that the Distribution Agreement or Plan with respect to the Fund is terminated.

(g) The indemnification provisions contained in this Agreement shall survive the termination of this Agreement.

8.	Services Not Exclusive.

The services furnished by you hereunder are not to be deemed exclusive, and you shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. This Agreement also does not preclude any other sales of Shares by or through any other party.

9.	Liability and Indemnification.

You agree that: (a) you shall not effect any transactions (including, without limitation, any purchases and repurchases) in any Shares registered in the name of, or beneficially owned by, any customer unless such customer has granted you full right, power and authority to effect such transactions on his behalf; (b) we shall have full authority to act upon your express instructions to sell or repurchase Shares through us on behalf of your customers under the terms and conditions provided in the Prospectus; and (c) you shall indemnify and hold harmless the Fund, us and both of our respective affiliates, representatives and agents, successors and assigns, officers and directors, and each person who controls either us or the Fund (within the meaning of the 1933 Act) from and against any and all direct or indirect costs, claims, expenses, liabilities or losses, including attorney's fees resulting from (i) any alleged violation of any statute or regulation or rule of a self-regulatory organization (including, without limitation, the securities laws and regulations of the United States or any state or jurisdiction or FINRA rules) or any alleged tort or breach of contract, related to the offer or sale by you of Shares of the Fund pursuant to this Agreement (except to the extent that our negligence or failure to follow correct instructions received from you is the cause of such loss, claim, liability, cost or expense); (ii) requests, directions, actions or inactions of or by you, your officers, directors, employees, partners or agents regarding the purchase, redemption or transfer of registration of Shares of the Fund, including the use of Marketing Pieces (as defined below), for your accounts, your customers and other shareholders or from any unauthorized or improper use of any on-line computer facilities; (iii) incorrect investment instructions received by us or the Fund or Fund agent from you; or (iv) the breach by you of any of your representations, warranties or agreements specified herein or your failure to comply with the terms and conditions of this Agreement.

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Pursuant to the Distribution Agreement, you will be entitled to indemnification from the Fund from and against any and all liabilities and losses resulting directly from any misstatement of a material fact in the Prospectus of the Fund or the omission of any material fact required to be stated in the Prospectus of a Fund or necessary to make the statements in the Prospectus not misleading of this Agreement. The foregoing indemnification provisions shall survive termination of this Agreement.

10.	Suitability.

You agree that it is your responsibility to evaluate and determine that any transaction in Shares (including a transaction in a specific class of Shares of the Fund) is a suitable transaction for each client based on the client's objectives and risk profile. If you are a Bank, you further represent and warrant to us that you will use your best efforts to ensure that any purchase of Shares by your customers constitutes a suitable investment for such customers. You shall not effect any transaction in, or induce any purchase or sale of, any Shares by means of any manipulative, deceptive or other fraudulent device or contrivance and shall otherwise deal equitably and fairly with your customers with respect to transactions in Shares.

11.	Anti-Money Laundering.

You represent and warrant to us and the Fund:

(a) You have in place an anti-money laundering and customer identification program ("AML program") that does now and will continue to comply with applicable laws and regulations, including the relevant provisions of the Bank Secrecy Act and the USA PATRIOT Act, as they may be amended, and the regulations issued thereunder by duly vested regulatory authority and the rules of FINRA, as applicable ("Anti-Money Laundering Law and Regulation") and will carry out its duties and responsibilities under the AML Rules and Regulations as applicable to orders for Fund shares and the customers on whose behalf those orders are placed.

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(b) You have, after undertaking reasonable inquiry, no information or knowledge that (i) any customers that you introduce to the Funds or on whose behalf you purchase Shares, or (ii) any person or entity controlling, controlled by or under common control with such customers is an individual or entity or in a country or territory that is on an Office of Foreign Assets Control ("OFAC") list or similar list of sanctioned or prohibited persons maintained by a U.S. governmental or regulatory body.

(c) You have in place, and have conducted due diligence pursuant to, policies, procedures and internal controls reasonably designed (i) to verify the identity of the customers that you introduce to the Fund or on whose behalf you purchase Shares, and (ii) to identify those customers' sources of funds, and have no reason to believe that any of the invested funds were derived from illegal activities.

(d) You will provide us or the Fund (or their service providers) upon reasonable request any information and certifications regarding specific accounts that may be reasonably necessary for the Fund and their service providers to fulfill their responsibilities relating to their anti-money laundering programs or any other information reasonably requested by us or the Fund (or their service providers) to assist with compliance with the Anti-Money Laundering Law and Regulation, as may be permitted by law or regulation.

(e) You will promptly notify us should you become aware of any change in the above representations and warranties. In addition, we on our own behalf and on behalf of the Fund hereby provide notice to you that we and/or the Fund reserve the right to make inquiries of and request additional information from you regarding your AML program.

12.	Confidentiality and Privacy.

(a) You represent and warrant that you have adopted and implemented procedures to safeguard customer information and records that are reasonably designed to ensure the security and confidentiality of customer records and information and to ensure your compliance with the SEC's Regulation S-P or other applicable privacy law. Both of us agree on behalf of ourselves, our affiliates and employees that the terms of this Agreement, information exchanged hereunder and information about our respective customers and potential customers is confidential and as such shall not be disclosed, sold or used in any way except to carry out the terms of this Agreement. Notwithstanding the foregoing, such confidential information may be disclosed on a "need to know" basis as set forth in applicable privacy rules and regulations. The obligations regarding confidentiality hereunder shall not apply to any information which is (i) otherwise publicly available, (ii) already possessed by the entity to whom the information was disclosed prior to disclosure hereunder, (iii) independently developed by the entity, or (iv) disclosed pursuant to law, rule, regulation or court or administrative order. The provisions of this paragraph shall survive termination of this Agreement.

(b) You represent and warrant that the security of your computer system is commercially reasonable and reasonably designed to prevent any illegal or injurious activities of persons (including persons outside of you) attempting to access a computer system maintained or operated by or on behalf of us or the Fund through your computer system.

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13.	Complaints and Litigation.

You agree that you will promptly forward any client complaints or threatened or pending litigation notices specifically relating to the management of the Fund, whether written or if verbal, in the form of a written summary, to us or our designated party. We or our designated party will undertake to investigate and respond to the complaint or threatened or pending litigation notices in line with our complaints and litigation procedures. You agree to fully cooperate with such investigation and response.

14.	Broker-Dealer Regulation.

(a) If you are a broker-dealer, you represent and warrant that: (i) you are a member in good standing of FINRA; (ii) in making any sales of Shares you will comply with the FINRA’s rules; and (iii) you are a member in good standing of the Securities Investor Protection Corporation ("SIPC"). You agree to notify us immediately in the event of your expulsion or suspension from FINRA or SIPC, or the institution of an investigation or proceeding by any federal, state or self-regulatory organization against you alleging that you have violated any applicable federal or state law, rule or regulation or any rule of FINRA or of SIPC arising out of your activities as a broker-dealer or bank, as appropriate, or in connection with this Agreement, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement. We shall have the right to terminate immediately upon receipt of such notice.

(b) You represent and warrant that (i) each employee and agent of yours who shall engage in the offering or sale of Shares is currently duly licensed under applicable federal and state laws and regulations, and, if you are a broker-dealer, with FINRA, and (ii) you shall not permit any employee or agent to offer or sell Shares unless such person is duly licensed under applicable federal and state laws and regulations, and with FINRA.

15.	Banking Laws.

If you are a Bank or distributing through a Bank affiliate, you or the affiliate represent and warrant that you or the affiliate are not in violation of any banking law, rule or regulations as to which you are subject and that the transactions contemplated by this Agreement will not result in any violations of any banking law, rule or regulation.

16.	Instruction and Training.

You agree that it is your responsibility to provide proper instruction, training and supervision of appropriate sales personnel in order that Shares will be offered and sold in accordance with the terms and conditions of this Agreement and in accordance with all applicable laws. You also agree that it is your responsibility to assure that your sales personnel are properly licensed, certified and familiar with the Fund and any classes thereof.

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17.	Blue Sky Registrations and Sales in Other Jurisdictions.

We shall notify you of the states or other jurisdictions in which Shares are currently available for sale to the public. We shall have no obligation to register or make available Shares in any state or other jurisdiction. You shall provide to the transfer agent of the Fund each client's state of residency on each trade record and registration record so we can monitor trades for blue sky compliance. The Fund or its agent will reject any ineligible trades and notify you upon cancellation. You represent and warrant that: (a) you will not offer Shares of the Fund for sale in any state or other jurisdiction where such Shares may not be legally sold; (b) you will not offer Shares of theFund for sale in any state or other jurisdiction where you are not qualified to act as a broker-dealer; and (c) you will not offer Shares of the Fund for sale in any foreign country unless authorized by us. If you trade shares in an omnibus account, you agree to provide a detailed trade file to us or a designated agent for blue sky monitoring purposes.

18.	Debts or Obligations.

You shall not incur, nor do you have the authority to incur, any debts or obligations on behalf of us or the Fund.

19.	Agreement to Arbitrate.

Any claim, controversy, dispute or deadlock arising under this agreement (collectively, a "Dispute") shall be settled by arbitration administered in accordance with the rules and regulations of FINRA or the rules and regulations of such other organization or jurisdiction as agreed to by the parties. Any arbitration and award of the arbitrators, or a majority of them, shall be final and the judgment upon the award rendered may be entered in any state or federal court having jurisdiction. No punitive damages are to be awarded.

20.	Notices.

All communications to us should be sent, postage prepaid, to Realty Capital Securities, LLC, 405 Park Avenue, New York NY 10022, Attn: Law Department. Any notice to you shall be duly given if mailed, telegraphed or telecopied to you at the address specified by you below. Notice under this Agreement shall be deemed to have been given on the date that it is received in writing by the other party.

21.	Agreement Binding on Parties.

This Agreement shall be binding upon both parties hereto when signed by us and accepted by you in the space provided below; provided, however, that you shall not have any obligations hereunder other than in respect of the duties and agreements expressly undertaken and made by you herein.

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22.	Governing Law.

This Agreement and the terms and conditions set forth herein shall be governed by, and construed in accordance with, the laws of the State of New York. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the federal securities laws, the latter shall control.

23.	Parties Not Partners.

This Agreement shall not be construed to constitute a partnership, joint venture, or agency between you and us or the Fund, nor to create an employer-employee relationship between you and us. You acknowledge that you are an independent contractor, that your business is its own and entirely separate from that of ours and the Fund, and that you will not deal with or represent itself to the public in any other way.

24.	Compliance Rule.

You agree to provide us with any assistance or report that we reasonably request in order to fulfill our duties to assist the Fund with compliance with Rule 38a-1 under the 1940 Act, in our capacity as principal underwriter to the Fund.

25.	Use of Names.

Neither party shall use the name of the other party in any manner without the other party's written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional program.

26.	Severability.

If any provision of this Agreement is held invalid or unenforceable for any reason, such provision shall be fully severable, and this Agreement shall be enforced and construed as if such provision had never comprised part of this Agreement.

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27.	Advertising.

We agree to make available sales and advertising materials relating to the Shares as we in our discretion determine appropriate. We represent and warrant that all such materials comply with Applicable Law. You shall have the right to prepare your own marketing memorandums, bulletins, and/or information or related materials ("Marketing Pieces") relating to any of the Fund Shares represented by this Agreement; provided, however, that any information or descriptions regarding the Fund complies with the Fund's Prospectus and you are responsible for complying with all Applicable Law including, without limitation, any requirements of filing with the SEC, FINRA or other entity. You agree to submit Marketing Pieces intended for public distribution to us for our review and written approval at least 10 business days prior to distribution or publication. You agree not to publish or distribute Marketing Pieces without first receiving our written approval and any regulatory approval that may be required.

28.	Records.

Each party agrees to maintain all records required of such party by Applicable Law relating to the offer and sale of Shares. Upon reasonable request by one party, the other party will provide access to or make copies of such records.

29.	Captions.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

REALTY CAPITAL SECURITIES, LLC

By:
Name:
Title:

Accepted:

Firm Name:

By (signature):

Name (print):
Title:
Address:

Date:

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